                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                            (A Delaware Corporation)
Home Office                                 Executive Office - 51 Madison Avenue
Newark, Delaware                                              New York, NY 10010

THE CORPORATION New York Life Insurance and Annuity Corporation (NYLIAC), a stock company incorporated in Delaware, will pay the benefits of this policy in accordance with its provisions. The following pages are also a part of this policy.

PAYMENT OF PREMIUMS At any time before the Annuity Commencement Date and while you or the Annuitant are living, premiums may be paid at any interval or by any method we make available. Premium Payments are subject to the limitations defined in this policy. The initial Premium Payment is shown on the Policy Data Page.

ANNUITY BENEFIT ON THE ANNUITY COMMENCEMENT DATE, THE ACCUMULATION VALUE WILL BE APPLIED TO PROVIDE A MONTHLY INCOME PAYMENT, AS STATED IN THE ANNUITY BENEFIT SECTION.

DEATH BENEFIT If you or the Annuitant die before the Annuity Commencement Date, we will pay proceeds to the Beneficiary upon our receipt of Proof of Death and all claim information.

RIGHT TO RETURN POLICY PLEASE EXAMINE YOUR POLICY. WITHIN 10 DAYS (OR LONGER IF REQUIRED BY STATE LAW) AFTER DELIVERY, YOU MAY RETURN IT TO THE CORPORATION OR TO THE REGISTERED REPRESENTATIVE THROUGH WHOM IT WAS PURCHASED, WITH A WRITTEN REQUEST FOR A CANCELLATION. UPON RECEIPT OF THIS REQUEST, WE WILL PROMPTLY CANCEL THIS POLICY AND REFUND THIS POLICY'S ACCUMULATION VALUES LESS ANY PREMIUM CREDIT(S). THE AMOUNT REFUNDED TO YOU MAY BE MORE OR LESS THAN THE PREMIUM PAYMENT(S). IN STATES WHERE REQUIRED, WE WILL PROMPTLY REFUND THE PREMIUM PAYMENT(S) LESS ANY PREMIUM CREDIT(S) AND PARTIAL WITHDRAWALS.

REPORT To OWNER At least once each Policy Year, and within sixty (60) days of the reporting period, NYLIAC will provide a report that will tell you how much Accumulation Value there is as of the end of the reporting period. It will also give you any other facts for this policy required by state law or regulations.

The Issue Date is shown on the Policy Data Page.

                                                 TOLL FREE # [800-xxx-xxxx]

                                                 /s/ Frederick J. Sievert

                                                         President

                                                 /s/ Catherine A. Marrion

                                                         Secretary

[LIFESTAGES PREMIUM PLUS ELITE VARIABLE ANNUITY] (A FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY)

Monthly Income Payments Begin On The Annuity Commencement Date.

Premiums May Be Paid While You Or The Annuitant Are Living, As Defined In This Policy.

THE ACCUMULATION VALUE MAY INCREASE OR DECREASE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.

ACCUMULATION VALUES BASED ON THE PERFORMANCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED As To DOLLAR AMOUNT.

This Policy Is Non-Participating.

                                 SPECIMEN COPY

                                  POLICY DATA

                                    WE & YOU

In this policy, the words "we," "our," "us," "Corporation" and "NYLIAC" refer to New York Life Insurance and Annuity Corporation, and the words "you" and "your" refer to the Owner of this policy.

When you write to us, please include the policy number, your full name and your current address.

                                    CONTENTS

POLICY DATA............................................................................................     2

DEFINITIONS............................................................................................     5

SECTION ONE - ANNUITY BENEFIT..........................................................................     7

1.1 WHEN WILL INCOME PAYMENTS BEGIN? ..................................................................     7
1.2 MAY THE ANNUITY COMMENCEMENT DATE BE CHANGED?......................................................     7

SECTION TWO - INCOME PAYMENTS OF POLICY PROCEEDS.......................................................     7

2.1 HOW ARE INCOME PAYMENTS MADE?......................................................................     7
2.2 HOW ARE PAYMENTS MADE UNDER THE LIFE INCOME - GUARANTEED PERIOD PAYMENT OPTION?....................     7
2.3 HOW ARE LIFE INCOME - GUARANTEED PERIOD PAYMENT AMOUNTS DETERMINED?................................     7
2.4 ARE THERE ANY OTHER METHODS OF INCOME PAYMENT?.....................................................     8

SECTION THREE - ANNUITANT, OWNER, BENEFICIARY..........................................................     8

3.1 WHAT ARE THE RIGHTS OF OWNERSHIP OF THIS POLICY?...................................................     8
3.2 MAY THE OWNER BE DIFFERENT FROM THE ANNUITANT?.....................................................     8
3.3 HOW DO YOU CHANGE THE OWNER OF THIS POLICY?........................................................     8
3.4 MAY MORE THAN ONE BENEFICIARY BE NAMED?............................................................     8
3.5 MAY YOU CHANGE A BENEFICIARY?......................................................................     8
3.6 WHAT HAPPENS IF THE ANNUITANT DIES BEFORE THE ANNUITY COMMENCEMENT DATE? ..........................     8
3.7 WHAT HAPPENS IF THE ANNUITANT DIES AFTER THE ANNUITY COMMENCEMENT DATE? ...........................     8
3.8 WHAT HAPPENS IF YOU DIE BEFORE THE ANNUITY COMMENCEMENT DATE? .....................................     8
3.9 WHAT HAPPENS IF YOU DIE AFTER THE ANNUITY COMMENCEMENT DATE? ......................................     9
3.10 WHEN WILL WE PROCESS A REQUEST FOR PAYMENT OF THE DEATH BENEFIT? .................................     9
3.11 DOES A BENEFICIARY HAVE TO ACCEPT THE DEATH BENEFIT OF THIS POLICY AT YOUR DEATH? ................     9
3.12 WHAT HAPPENS IF YOUR SPOUSE IS THE BENEFICIARY? ..................................................     9
3.13 WHAT HAPPENS IF A BENEFICIARY WHO IS RECEIVING INCOME PAYMENTS DIES? .............................     9
3.14 WHAT HAPPENS IF NO BENEFICIARY SURVIVES THE ANNUITANT?............................................     9

SECTION FOUR - PREMIUM PAYMENTS........................................................................    10

4 1 HOW ARE PREMIUM PAYMENTS CREDITED? ................................................................    10
4.2 ARE THERE ANY LIMITATIONS REGARDING THE AMOUNTS AND FREQUENCY OF PREMIUM PAYMENTS? ................    10
4.3 HOW ARE PREMIUM PAYMENTS ALLOCATED? ...............................................................    10
4.4 MAY THE ALLOCATION FOR PREMIUM PAYMENTS BE CHANGED? ...............................................    10
4.5 MAY THE CORPORATION TERMINATE THIS POLICY? ........................................................    10

SECTION FIVE - CHARGES AND DISTRIBUTIONS ..............................................................    10

5.1 WHAT CHARGES WILL BE DEDUCTED FROM YOUR POLICY? ...................................................    10
5.2 ARE ADDITIONAL FEES AND CHARGES DEDUCTED FROM YOUR POLICY? ........................................    10
5.3 CAN YOU SURRENDER THIS POLICY? ....................................................................    10
5.4 CAN YOU MAKE A PARTIAL WITHDRAWAL FROM THIS POLICY? ...............................................    11
5.5 WHEN WILL A PARTIAL WITHDRAWAL OR FULL SURRENDER BE PROCESSED? ....................................    11
5 6 ARE SURRENDER CHARGES DEDUCTED FROM YOUR POLICY? ..................................................    11
5 7 ARE SURRENDER CHARGES EVER WAIVED? ................................................................    12
5.8 WHEN ARE STATE PREMIUM TAXES DEDUCTED FROM YOUR POLICY? ...........................................    12

SECTION SIX - TRANSFERS ...............................................................................    12

6.1 CAN TRANSFERS BE MADE BETWEEN INVESTMENT DIVISIONS? ...............................................    12
6.2 CAN TRANSFERS BE MADE FROM THE INVESTMENT DIVISIONS TO THE FIXED ACCOUNT? .........................    12
6.3 CAN TRANSFERS BE MADE FROM THE FIXED ACCOUNT TO THE INVESTMENT DIVISIONS? .........................    12
6.4 HOW DO YOU MAKE TRANSFERS? ........................................................................    12
6.5 CAN TRANSFERS BE MADE INTO THE DCA ADVANTAGE ACCOUNT? .............................................    13
6.6 HOW DO YOU TRANSFER THE DCA ADVANTAGE ACCOUNT ACCUMULATION VALUE TO THE INVESTMENT DIVISIONS? .....    13
6.7 ARE THERE LIMITS ON WHAT YOU MAY TRANSFER? ........................................................    14

SECTION SEVEN - PREMIUM CREDIT AND ACCUMULATION VALUE .................................................    14

7.1 WHAT IS THE PREMIUM CREDIT AND HOW IS IT ALLOCATED? ...............................................    14
7.2 CAN THE PREMIUM CREDIT BE DEDUCTED FROM THE ACCUMULATION VALUE? ...................................    14
7.3 HOW IS THE ACCUMULATION VALUE CALCULATED? .........................................................    14

SECTION EIGHT - SEPARATE ACCOUNT ......................................................................    15

8.1 HOW IS THE SEPARATE ACCOUNT ESTABLISHED AND MAINTAINED? ...........................................    15
8.2 HOW ARE THE SEPARATE ACCOUNT ASSETS INVESTED? .....................................................    15
8.3 TO WHOM DO THE ASSETS IN THE SEPARATE ACCOUNT BELONG? .............................................    15
8.4 HOW WILL THE ASSETS OF THE SEPARATE ACCOUNT BE VALUED? ............................................    15
8.5 CAN WE TRANSFER ASSETS OF THE SEPARATE ACCOUNT TO ANOTHER SEPARATE ACCOUNT? .......................    15
8.6 WHAT OTHER RIGHTS DO WE HAVE? .....................................................................    15
8.7 CAN A CHANGE IN THE OBJECTIVE OF THE FUND BE MADE? ................................................    15
8.8 IF THE ASSETS IN THE SEPARATE ACCOUNT BELONG TO US, WHAT DO YOUR PREMIUM PAYMENTS PURCHASE? .......    15
8.9 HOW IS THE NUMBER OF ACCUMULATION UNITS DETERMINED? ...............................................    15
8.10 HOW IS THE VALUE OF AN ACCUMULATION UNIT DETERMINED? .............................................    16

SECTION NINE - FIXED ACCOUNT ..........................................................................    16

9.1 HOW ARE THE FIXED ACCOUNT ASSETS INVESTED? ........................................................    16
9.2 HOW IS THE FIXED ACCOUNT VALUED? ..................................................................    16
9.3 MAY THE CORPORATION LIMIT OR REFUSE PREMIUM PAYMENTS TO THE FIXED ACCOUNT? ........................    16

SECTION TEN - DCA ADVANTAGE ACCOUNT ...................................................................    17

10.1 HOW ARE THE DCA ADVANTAGE ACCOUNT ASSETS INVESTED? ...............................................    17
10.2 HOW IS THE DCA ADVANTAGE ACCOUNT VALUED? .........................................................    17

SECTION ELEVEN - GENERAL PROVISIONS ...................................................................    17

11.1 WHAT CONSTITUTES THE ENTIRE CONTRACT? ............................................................    17
11.2 HOW IMPORTANT IS THE INFORMATION YOU PROVIDE FOR THIS POLICY? ....................................    17
11.3 WILL WE BE ABLE TO CONTEST THIS POLICY? ..........................................................    17
11.4 HOW ARE THE DATES REFERRED TO IN THIS POLICY MEASURED? ...........................................    17
11.5 HOW IS A PERSON'S AGE CALCULATED FOR THE PURPOSE OF THIS POLICY? .................................    17
11.6 WHAT HAPPENS IF IN THIS POLICY WE REFER TO A PERSON'S AGE OR SEX INCORRECTLY? ....................    17
11.7 MAY YOU ASSIGN OR TRANSFER YOUR POLICY? ..........................................................    18
11.8 HOW DO YOU ASSIGN THIS POLICY? ...................................................................    18
11.9 MAY THE ASSIGNEE CHANGE THE OWNER, ANNUITANT, OR BENEFICIARY? ....................................    18
11.10 ARE THE PAYMENTS MADE UNDER THE TERMS OF THIS POLICY PROTECTED AGAINST CREDITORS? ...............    18
11.11 HOW SHOULD PREMIUM PAYMENTS FOR THIS POLICY BE MADE? ............................................    18
11.12 HOW IS GUARANTEED INTEREST CALCULATED FOR THIS POLICY? ..........................................    18
11.13 IS THIS POLICY SUBJECT TO ANY LAW? ..............................................................    18
11.14 ARE THERE ANY DIVIDENDS PAYABLE UNDER THIS POLICY? ..............................................    18

WHEN YOU WRITE TO US, PLEASE INCLUDE YOUR POLICY NUMBER, YOUR FULL NAME AND YOUR
                                CURRENT ADDRESS.

                                   DEFINITIONS

THESE TERMS ARE CAPITALIZED WHEN USED THROUGHOUT THIS POLICY.

ACCUMULATION UNIT: An accounting unit we use to calculate the Variable Accumulation Value prior to the Annuity Commencement Date. Each Investment Division of the Separate Account has a distinct variable Accumulation Unit value.

ACCUMULATION VALUE: The sum of the Variable Accumulation Value, Fixed Account Accumulation Value and Dollar Cost Averaging (DCA) Advantage Account Accumulation Value, of this policy for any Valuation Period.

AGE: The attained age on your last birthday.

ALLOCATION ALTERNATIVES: The Investment Divisions of the Separate Account and the Fixed Account.

ANNUITANT: The person named on the Policy Data Page and whose life determines the Income Payments, and upon whose death prior to the Annuity Commencement Date benefits under this policy may be paid.

ANNUITY COMMENCEMENT DATE: The date on which the first Income Payment under this policy is to be made. In states where required, in accordance with the laws of the state in which this policy is issued, this date may not be later than a maximum Age on the Annuity Commencement Date, as shown on the Policy Data Page.

BENEFICIARY: The person or an entity having the right to receive the death benefit set forth in this policy and who is the "designated Beneficiary" for purposes of Section 72 of the Internal Revenue Code in the event of the Annuitant's or Owner's death.

BUSINESS DAY: Any day on which the New York Stock Exchange (NYSE) is open for trading. Our Business Day ends at 4:00 p.m. Eastern Time or the close of regular trading on the NYSE, if earlier.

DOLLAR COST AVERAGING ("DCA") ADVANTAGE ACCOUNT: The account from which you are permitted to transfer amounts to the Investment Divisions proportionally on a monthly basis.

The DCA Advantage Account duration is shown on the Policy Data Page. The DCA Advantage Account is credited with a fixed interest rate. The assets in the DCA Advantage Account are not part of the Separate Account of NYLIAC.

DOLLAR COST AVERAGING ("DCA") ADVANTAGE ACCOUNT ACCUMULATION VALUE: The sum of the Premium Payments allocated to the DCA Advantage Account, plus any Premium Credits and interest credited on those Premium Payments and Premium Credits, less transfers and any Partial Withdrawals from the DCA Advantage Account, and less any Surrender Charges, Service Charges and rider charges that may have already been assessed from the DCA Advantage Account. The DCA Advantage Account Accumulation Value is supported by assets in NYLIAC's General Account.

ELIGIBLE PORTFOLIOS ("PORTFOLIOS"): THE portfolios of the Fund that are available for investment through the Investment Divisions of the Separate Account, as shown on the Policy Data Page.

FIXED ACCOUNT: An account that is credited with a fixed interest rate. The assets in the Fixed Account are not part of the Separate Account.

FIXED ACCOUNT ACCUMULATION VALUE: THE sum of Premium Payments allocated to the Fixed Account, plus any Premium Credits and interest credited on those Premium Payments and Premium Credits, less transfers and any Partial Withdrawals from the Fixed Account, and less any Surrender Charges, Service Charges and rider charges that may have already been assessed from the Fixed Account. The Fixed Account Accumulation Value is supported by assets in NYLIAC's General Account.

FUND: MainStay VP Series Fund, Inc., a diversified open-end management investment company registered under the Investment Company Act of 1940, and any other registered open-end management investment company that offers Eligible Portfolios.

GENERAL ACCOUNT: Includes all of NYLIAC's assets except those assets specifically allocated to the Separate Account. These assets are subject to the claims of our general creditors.

INCOME PAYMENTS: Periodic payments NYLIAC makes to the named Payee after the Annuity Commencement Date.

INVESTMENT DIVISION ("DIVISION"): The variable investment options available with this policy. Each Investment Division, a division of the Separate Account, invests exclusively in shares of a specified Eligible Portfolio.

ISSUE DATE: The date this policy is produced.

NYLIAC ("CORPORATION, WE, US, OUR"): New York Life Insurance and Annuity Corporation, which is a wholly-owned Delaware subsidiary of New York Life Insurance Company. You may contact us at our address specified in the Prospectus to submit inquiries and policy requests.

OWNER ("YOU, YOUR"): The person(s) or an entity designated as the Owner in this policy, or as subsequently changed, and upon whose death prior to the Annuity Commencement Date benefits under this policy may be paid. If NYLIAC issues a jointly owned policy, ownership rights and privileges under this policy must be exercised jointly and benefits under this policy will be paid upon the death of any joint owner.

PARTIAL WITHDRAWAL: Any part of the Accumulation Value paid to you, at your request, in accordance with the terms of this policy.

PAYEE: A recipient of payments under this policy, generally the owner.

PAYMENT DATE: The Business Day on which we receive a Premium Payment at the address specified in the product Prospectus to receive such payment.

PAYMENT YEAR: A year as measured from the Payment Date of the initial Premium Payment or from the Payment Date of any additional Premium Payments made to this policy.

POLICY ANNIVERSARY: An anniversary of the Policy Date displayed on the Policy Data Page.

POLICY DATA PAGE: Page (2) of this policy, containing the policy specifications.

POLICY DATE: The date the policy is executed and from which Policy Years, quarters, months, and Policy Anniversaries are measured. It is shown on the Policy Data Page.

POLICY YEAR: A year starting on the Policy Date. Subsequent Policy Years begin on each Policy Anniversary unless otherwise indicated.

PREMIUM CREDIT: An additional crediting applied to this policy's Accumulation Value concurrent with the Premium Payment received. The Premium Credit is calculated as a percentage (the "Premium Credit Rate") of each Premium Payment. The Premium Credit is not a Premium Payment. The Premium Credit Rate will never be less than the rate shown on the Policy Data Page.

PREMIUM PAYMENT: An amount paid to the Corporation as consideration for the benefits provided by this policy.

PROOF OF DEATH: Evidence that death has occurred including a death certificate, an attending physician's statement, a finding from a court of competent jurisdiction or any other proof that is acceptable to us in our sole discretion.

QUALIFIED PLANS: Employee retirement plans under Section 219, 401(a), 403(b), or 408 of the Internal Revenue Code that qualify for special federal income tax treatment.

RMD AUTOMATED OPTION: The calculation and automatic processing of the Required Minimum Distribution (RMD) under certain Qualified Plans on a scheduled interval (monthly, quarterly, semi-annually, or annually) or on an interval made available by us to meet the Internal Revenue Service (IRS) requirements. RMD is an amount that the IRS requires the owners of certain Qualified Plans to withdraw each year generally commencing with the year the owner attains age
70 1/2 or upon retirement, whichever occurs later.

SEPARATE ACCOUNT: A segregated asset account of the Corporation established to receive and invest Premium Payments paid and Premium Credits under this policy. The Separate Account's Investment Divisions, in turn, purchase shares of Eligible Portfolios.

SURRENDER CHARGE: An amount charged by the Corporation during the first ten (10) Payment Years after any Premium Payment is made, occurring when a Partial Withdrawal of the Accumulation Value is made or when this policy is surrendered for its Accumulation Value.

VALUATION PERIOD: The period from the close of the immediately preceding Business Day to the close of the current Business Day.

VARIABLE ACCUMULATION VALUE: The sum of the current Accumulation Unit's value for each of the Investment Divisions multiplied by the number of Accumulation Units held in the respective Investment Divisions.

                         SECTION ONE - ANNUITY BENEFIT

1.1 WHEN WILL INCOME PAYMENTS BEGIN?

We will apply the Accumulation Value of this policy to the Life Income - Guaranteed Period Payment Option and make Income Payments to you each month beginning on the Annuity Commencement Date shown on the Policy Data Page or as changed in accordance with Section 1.2. These payments will be made in accordance with the 'Income Payments Of Policy Proceeds' section of this policy. Income Payments will begin if you and the Annuitant, if you are not the Annuitant, are alive and if this policy is in force on that date.

1.2 MAY THE ANNUITY COMMENCEMENT DATE BE CHANGED?

Yes. If we agree, you may have the Annuity Commencement Date shown on the Policy Data Page changed to an earlier date or deferred to a later date. Your Age on the Annuity Commencement Date may not be greater than the Age as required by the laws of the state in which this policy was issued. You must notify us in writing of your wish to change the date at least one month before the Annuity Commencement Date.

                SECTION TWO - INCOME PAYMENTS OF POLICY PROCEEDS

2.1 HOW ARE INCOME PAYMENTS MADE?

If you, and the Annuitant if you are not the Annuitant, are alive, and this policy is in force on the Annuity Commencement Date, we will make Income Payments under the Life Income - Guaranteed Period Payment Option. If the Accumulation Value of this policy is less than $2,000 on the Annuity Commencement Date, payment will be made in a single sum.

2.2 HOW ARE PAYMENTS MADE UNDER THE LIFE INCOME - GUARANTEED PERIOD PAYMENT OPTION?

If the Life Income- Guaranteed Period Payment Option is chosen, we may require proof of the Annuitant's birth date before Income Payments begin. We will make equal payments each month during the lifetime of the Annuitant. Once Income Payments start, they do not change and are guaranteed for ten (10) years even if the Annuitant dies sooner. We may require that the Payee submit proof of the Annuitant's survivorship as a condition for future Income Payments.

2.3 HOW ARE LIFE INCOME - GUARANTEED PERIOD PAYMENT AMOUNTS DETERMINED?

Life Income - Guaranteed Period Payments are based on the annuity premium rate in effect when the first Income Payment is due, however, the premium rate will not be less than the corresponding minimum amount shown in the Life Income -Guaranteed Period Payment Option Table. These minimum amounts are based on the 1983 Table A with Projection Scale G and with interest compounded annually at 1.5%.

When asked, we will state in writing what the minimum amount of each monthly Income Payment would be under this provision. It is based on the sex and adjusted Age of the Annuitant. To find the adjusted Age in the year the first Income Payment is due, we increase or decrease the Annuitant's Age at that time, according to the following table:

2004-2005    2006-2015    2016-2025     2026-2035     2036 & later
---------    ---------    ---------     ---------     ------------
   +1            0           -1            -2             -3

LIFE INCOME - GUARANTEED PERIOD PAYMENT OPTION TABLE

(Minimum Monthly Payment Guaranteed for 10 years for $1,000 of Proceeds)

Adjusted Age      Male      Female
     60           3.64       3.21
     61           3.74       3.29
     62           3.85       3.38
     63           3.96       3.47
     64           4.08       3.56

     65           4.20       3.66
     66           4.33       3.77
     67           4.46       3.88
     68           4.60       4.00
     69           4.75       4.12

     70           4.90       4.26
     71           5.06       4.40
     72           5.22       4.55
     73           5.39       4.70
     74           5.56       4.87

     75           5.74       5.04
     76           5.93       5.22
     77           6.11       5.41
     78           6.30       5.61
     79           6.49       5.81

     80           6.69       6.01
     81           6.88       6.22
     82           7.06       6.43
     83           7.24       6.64
     84           7.42       6.85
     85+          7.59       7.05

2.4 ARE THERE ANY OTHER METHODS OF INCOME PAYMENT?

Yes. You may elect to have the Accumulation Value paid to you in a single sum, or if we agree, the proceeds may be placed under some other income Payment option we may offer at that time.

                 SECTION THREE - ANNUITANT, OWNER, BENEFICIARY

3.1 WHAT ARE THE RIGHTS OF OWNERSHIP OF THIS POLICY?

As the Owner of this policy, you have the right to change the Beneficiary, name a new Owner (on non-Qualified Plan policies only), receive Income Payments, and name a payee to receive Income Payments. You cannot lose these rights. However, all rights of ownership end at your death.

3.2 MAY THE OWNER BE DIFFERENT FROM THE ANNUITANT?

Yes. However, unless it is indicated on the Policy Data Page, or unless ownership is subsequently changed, you are both the Annuitant and Owner of this policy.

3.3 HOW DO YOU CHANGE THE OWNER OF THIS POLICY?

You may change the Owner of this policy, from yourself to a new Owner, in a notice you sign which gives us the facts that we need. This change will take effect as of the date we receive your signed notice, subject to any payment we made or action we took before recording the change. When this change takes effect, all rights of ownership in this policy will pass to the new Owner. Changing the Owner does not automatically change the Beneficiary or the Annuitant.

3.4 MAY MORE THAN ONE BENEFICIARY BE NAMED?

Yes. You may name more than one Beneficiary. Multiple Beneficiaries may be classified as first, second, and so on. If two or more Beneficiaries are named in a class, their shares in any amount payable may be stated. Any amount payable to a Beneficiary will be applied to any Beneficiary classified as first who survives you. If no Beneficiary classified as first survives you, payment will be made to any surviving in the second class, and so on. Those who survive in the same class have an equal share to the extent possible in any amount payable, unless the shares are stated otherwise. No amount will be payable to a Beneficiary if you die after the end of an Income Payment period under any payment option.

3.5 MAY YOU CHANGE A BENEFICIARY?

Yes. You may change a Beneficiary during the lifetime of the Annuitant or Owner, if you are not the Annuitant, in a signed notice that is satisfactory to us. When we record a change, it will take effect as of the date we receive your signed notice, subject to any payment we made or action we took before recording the change.

3.6 WHAT HAPPENS IF THE ANNUITANT DIES BEFORE THE ANNUITY COMMENCEMENT DATE?

Unless amended by any rider attached to this policy, if the Annuitant dies before the Annuity Commencement Date, when we receive Proof of Death and all claim information, we will pay to the Beneficiary(s) an amount equal to the greater of:

a) the Accumulation Value of this policy less any Premium Credits credited to the Accumulation Value if the credit occurs within the immediately preceding twelve (12) months of the date of death, or

b) the sum of all Premium Payments paid, less Premium Credits credited to the Accumulation Value if the credit occurs within the immediately preceding twelve
(12) months of the date of death, less the amount of any Partial Withdrawals and any Surrender Charges assessed, less any additional fees and charges that may apply.

Payment will be made in a single sum, or in accordance with the Beneficiary's election as provided for in Section 3.10 or 3.11. The payment will be calculated as of the date we receive Proof of Death and all claim information to make the payment. This policy will end on such date. However, if you are not the Annuitant, the Annuitant was your spouse, and you are the sole primary Beneficiary, you may elect in writing to continue this policy with you as the new Annuitant.

3.7 WHAT HAPPENS IF THE ANNUITANT DIES AFTER THE ANNUITY COMMENCEMENT DATE?

If the Annuitant dies after the Annuity Commencement Date, but before the end of the guaranteed period of the Income Payments, we will continue to make these payments to the Beneficiary for the remainder of the Income Payment period. No amount will be payable to a Beneficiary if the Annuitant dies after the end of an Income Payment period under any payment option.

3.8 WHAT HAPPENS IF YOU DIE BEFORE THE ANNUITY COMMENCEMENT DATE?

If you are not the Annuitant, and if you die before the Annuity Commencement Date, when we receive

Proof Of Death and all claim information, we will pay to the Beneficiary(s) an amount equal to the greater of:

a) the Accumulation Value of this policy less any Premium Credits credited to the Accumulation Value if the credits occur within the immediately preceding twelve (12) months of the date of death, or

b) the sum of all Premium Payments paid, less Premium Credits credited to the Accumulation Value if the credit occurs within the immediately preceding twelve
(12) months of the date of death, less the amount of any Partial Withdrawals and any Surrender Charges assessed, less any additional fees and charges that may apply.

Payment will be made in a single sum or in accordance with the Beneficiary's election as provided for in Section 3.10 or 3.11. The payment will be calculated as of the date we receive Proof of Death and all claim information to make payment. This policy will end on such date. However, if you are not the Annuitant and your surviving spouse is the sole primary Beneficiary, your spouse may elect in writing to become the new Owner of this policy.

3.9 WHAT HAPPENS IF YOU DIE AFTER THE ANNUITY COMMENCEMENT DATE?

If you die after the Annuity Commencement Date and before the Annuitant, we will make payment to the Beneficiary in an amount equal to the present value of remaining Income Payments under a fixed option or the current value of any amount remaining with us under a variable option if then available. That amount will be determined based on the method, interest rate and mortality table used to determine the monthly Income Payment.

3.10 WHEN WILL WE PROCESS A REQUEST FOR PAYMENT OF THE DEATH BENEFIT?

Claim information must be submitted for each Beneficiary. Upon receiving Proof of Death and all claim information from a Beneficiary, we will pay to that Beneficiary his/her full share of any amount of the payment. The payment will be made within (7) days. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual Business Day) or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer payment of the death benefit request. When not prohibited by the laws of the state in which this policy is issued, we may defer payment of any death benefit request for up to six (6) months from the death benefit request date. Interest will be paid on any amount deferred for thirty (30) days or more. If payments are deferred, we will pay interest at the rate specified by the Insurance Department of the state where your contract was issued, as established and is in existence at the time of the death benefit request. This rate will be at least three and one half percent (3.5%).

3.11 DOES A BENEFICIARY HAVE TO ACCEPT THE DEATH BENEFIT OF THIS POLICY AT YOUR DEATH?

Full payment of the death benefit will be made to the Beneficiary within five
(5) years after the date of your death. However, at your death, your Beneficiary is not required to accept the death benefit of this policy if, while the Annuitant is alive, you or the Beneficiary (after your death), choose in a signed notice which gives us the facts that we need, to have all or part of this payment placed under the Life Income - Guaranteed Period Payment Option or any other Income Payment option for the Beneficiary. Payment under the option must be for the life of the Beneficiary or for a number of years that is not more than the life expectancy of the Beneficiary, at the time of your death (as determined for federal tax purposes), and must begin within one year after your death.

3.12 WHAT HAPPENS IF YOUR SPOUSE IS THE BENEFICIARY?

If your spouse is the sole primary Beneficiary and you die before the Annuity Commencement Date, this policy may be continued with your spouse as the new Owner. If you are also the Annuitant, your spouse will become the new Annuitant. If your spouse chooses to continue this policy, no death benefit proceeds will be paid as a consequence of your death.

3.13 WHAT HAPPENS IF A BENEFICIARY WHO IS RECEIVING INCOME PAYMENTS DIES?

Each remaining Income Payment will be made to those Beneficiaries in the same class who are alive when that Income Payment becomes due.

3.14 WHAT HAPPENS IF NO BENEFICIARY SURVIVES THE ANNUITANT?

If no Beneficiary for any amount payable, or for a stated share, is alive at the death of the Annuitant, the right to this amount or this share will pass to you or, in the case of your death, to your estate. Payment of the death benefit will be made in a single sum to your estate. If any Beneficiary dies at the same time as you, or within 15 days after your death, but before we receive Proof of Death and all claim information, we will pay any amount payable as though the Beneficiary died first.

                         SECTION FOUR - PREMIUM PAYMENTS

4.1 HOW ARE PREMIUM PAYMENTS CREDITED?

If we have received all of the information we require to issue this policy, the initial Premium Payment will be credited within two Business Days after receipt. Additional Premium Payments will be credited to this policy as of the Payment Date.

4.2 ARE THERE ANY LIMITATIONS REGARDING THE AMOUNTS AND FREQUENCY OF PREMIUM PAYMENTS?

At any time before the maximum Age shown on the Policy Data Page, while the Annuitant, or Owner if you are not the Annuitant, is living and before the Annuity Commencement Date, Premium Payments may be made at any interval and by any method we make available. The initial Premium Payment is the amount shown on the Policy Data Page. The minimum Premium Payment you can make is shown on the Policy Data Page. We reserve the right to reject or limit the dollar amount of any Premium Payment, when the aggregate amount of all Premium Payments is equal to or greater than the minimum amount stated on the Policy Data Page.

4.3 HOW ARE PREMIUM PAYMENTS ALLOCATED?

The initial Premium Payment may be applied to one or more of the Allocation Alternatives and to the DCA Advantage Account shown on the Policy Data Page or to any other Investment Division(s) which may be made available by us for this policy, in accordance with your instructions. All additional Premium Payments will be allocated as requested unless subsequently changed by you.

4.4 MAY THE ALLOCATION FOR PREMIUM PAYMENTS BE CHANGED?

Yes. You may notify us to change the allocation for Premium Payments among the Allocation Alternatives and the DCA Advantage Account after the Issue Date shown on the Policy Data Page. Premium Payments received after the date on which we receive your notice will be applied on the basis of the new instructions. You must indicate the percentage of each Premium Payment that will be allocated to the Allocation Alternatives and the DCA Advantage Account. The minimum amount of a Premium Payment that can be allocated to an Allocation Alternative or to the DCA Advantage Account is shown on the Policy Data Page. We reserve the right to limit the amount of a Premium Payment that may be allocated to any one Allocation Alternative or DCA Advantage Account, as shown on the Policy Data Page, and to refuse the allocation of all or a portion of a Premium Payment to the Fixed Account.

4.5 MAY THE CORPORATION TERMINATE THIS POLICY?

If the Accumulation Value of your policy is less than $2,000 or is insufficient to cover the annual Policy Service Charge, the Mortality and Expense Risk and Administrative Costs charges, and optional rider charges, we reserve the right to terminate your policy, subject to any applicable state law or regulation. We will notify you of our intention to exercise this right and allow you 90 days to make a Premium Payment. If we terminate your policy, we will pay you the Accumulation Value of your policy in one sum.

                    SECTION FIVE - CHARGES AND DISTRIBUTIONS

5.1 WHAT CHARGES WILL BE DEDUCTED FROM YOUR POLICY?

The Mortality and Expense Risk and Administrative Costs Charge is equal to a percentage of the Premium Payment(s) allocated to the Investment Divisions and/or to the DCA Advantage Account and of the Premium Payment(s) transferred from the Fixed Account to the Investment Divisions of this policy, as shown on the Policy Data Page. If premiums paid into the policy are reduced by withdrawals and applicable Surrender Charges, this charge is a percentage of the remaining Premium Payment(s) allocated to the Investment Divisions and/or to the DCA Advantage Account and of the Premium Payment(s) transferred from the Fixed Account to the Investment Divisions of this policy. The Mortality and Expense Risk and Administrative Costs Charge will be deducted from the policy's Variable Accumulation Value, in the form of a reduction of Accumulation Units, each policy quarter and on the date the policy is surrendered or upon payment of any death benefit proceeds.

5.2 ARE ADDITIONAL FEES AND CHARGES DEDUCTED FROM YOUR POLICY?

An annual Policy Service Charge may be applicable as shown on the Policy Data Page. That charge, if any, will be deducted from this policy's Accumulation Value on each Policy Anniversary and on the date of a full surrender. In addition, any optional rider(s) that you elect will result in additional charges that will be deducted on a quarterly basis from this policy's Accumulation Value.

5.3 CAN YOU SURRENDER THIS POLICY?

Yes. On any Business Day, at or before the Annuity Commencement Date, after this policy has an Accumulation Value, you may request a full surrender of the Accumulation Value, less any

Surrender Charges, Service Charges, and/or additional fees and charges that may apply. Surrender Charges are explained in Section 5.6, Service Charges are explained in Section 5.2 and additional fees and charges are explained on the Policy Data Page and, if applicable, on any attached riders.

5.4 CAN YOU MAKE A PARTIAL WITHDRAWAL FROM THIS POLICY?

Yes. After this policy has an Accumulation Value, you may request a Partial Withdrawal by sending us your request at least thirty (30) days before the Annuity Commencement Date and while the Annuitant, and Owner if you are not the Annuitant, are alive. The Partial Withdrawal may be for a selected amount or a percentage of the Accumulation Value. The minimum amount you may withdraw is shown on the Policy Data Page. You must indicate how it is to be withdrawn from the Allocation Alternatives and/or from the DCA Advantage Account. However, if you do not specify which Allocation Alternatives and/ or the DCA Advantage Account, NYLIAC will withdraw the money on a pro-rata basis from each Allocation Alternative and/or from the DCA Advantage Account. Partial Withdrawals will be made from the Investment Divisions by deducting Accumulation Units. Accumulation Units are explained in Section 8.9.

Partial Withdrawals will be made from your Fixed Account in the following sequence: first from the Fixed Account Accumulation Value attributed to the initial Premium Payment, then from the Fixed Account Accumulation Value attributed to subsequent Premium Payments in the order received.

Partial Withdrawals will be made from the DCA Advantage Account in the following sequence: first from the DCA Advantage Account Accumulation Value attributed to the initial Premium Payment, then from the DCA Advantage Account Accumulation Value attributed to subsequent Premium Payments in the order received.

A Surrender Charge, which is based separately on each Premium Payment as explained in Section 5.6, will be assessed as shown on the Policy Data Page, except as provided in Section 5.7. If your request for a Partial Withdrawal is greater than the amount in the Allocation Altemative(s) and/or in the DCA Advantage Account, we will pay you the entire value of that Allocation Altemative(s) and/or that DCA Advantage Account, less any Surrender Charges that may apply. The minimum amount that must remain in the policy after a Partial Withdrawal is shown on the Policy Data Page.

5.5 WHEN WILL A PARTIAL WITHDRAWAL OR FULL SURRENDER BE PROCESSED?

We will pay any Partial Withdrawal or full surrender proceeds within seven (7) days after we receive all necessary requirements. The Partial Withdrawal or full surrender value to be paid will be determined on the date we receive all requirements. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual Business Day) or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer payment of a Partial Withdrawal or full surrender request from the Investment Divisions. When not prohibited by the laws of the state in which this policy is issued, we may defer payment of any Partial Withdrawal or full surrender request from the Fixed Account and/or the DCA Advantage Account for up to six (6) months from the Partial Withdrawal or full surrender request date. Interest will be paid on any amount deferred for thirty (30) days or more. If payments are deferred, we will pay interest at the rate specified by the Insurance Department of the state where your policy was issued, as established and is in existence at the time of the Partial Withdrawal or full surrender request. This rate will be at least three and one half percent (3.5%).

A minimum Accumulation Value, as shown on the Policy Data Page, must remain in the policy after a Partial Withdrawal. If a Partial Withdrawal would cause the total Accumulation Value of this policy to fall below the minimum, we may not process the Partial Withdrawal request.

5.6 ARE SURRENDER CHARGES DEDUCTED FROM YOUR POLICY?

A Surrender Charge, based separately on each Premium Payment, may be applicable. The amount of this charge, if any, will be a percentage, as shown on the Policy Data Page, applied to the amount of the Partial Withdrawal or full surrender. The Surrender Charge will only apply if the amount of the surrender exceeds the greatest of:

a) ten percent (10%) of the Accumulation Value of this policy as of the last Policy Anniversary less any prior Surrender Charge free Partial Withdrawals made during the current Policy Year, or

b) ten percent (10%) of the current Accumulation Value of this policy less any prior Surrender Charge free Partial Withdrawals made during the current Policy Year, or

c) that portion of the current Accumulation Value that exceeds the total Premium Payments made to this policy.

For the initial Premium Payment, the Surrender Charge will be calculated from the Policy Date. For each subsequent Premium Payment, the Surrender Charge will be calculated from the Payment Date of each Premium Payment. Therefore, for purposes of calculating the Surrender Charge for additional Premium Payments, the second Payment Year begins on the first anniversary of that additional Premium Payment, the third Payment Year begins on the second anniversary of that additional Premium Payment, and so on. Upon a Partial Withdrawal, the Premium Payment producing the lowest Surrender Charge will be surrendered first. If more than one Premium Payment produces the same Surrender Charge, the oldest of those Premium Payments will be surrendered first. Once Surrender Charges have been assessed on an amount equal to the total Premium Payments made, no further Surrender Charges will apply.

5.7 ARE SURRENDER CHARGES EVER WAIVED?

Yes. Surrender Charges may be waived:

a) when proceeds are paid on the death of the Owner or the Annuitant; or

b) for any Required Minimum Distribution (RMD) from the Accumulation Value of this policy withdrawn under the RMD Automated Option, unless the aggregated amount of Partial Withdrawals made from this policy during the Policy Year exceeds the RMD amount as calculated by us; or

c) on amounts placed under the Life Income - Guaranteed Period Payment Option, as described in Section 2.2, after the first Policy Year; or

d) on or after the Annuity Commencement Date; or

e) under conditions specified in any riders or endorsements attached to and made a part of this policy; or

f) if we terminate this policy as explained in Section 4.5.

5.8 WHEN ARE STATE PREMIUM TAXES DEDUCTED FROM YOUR POLICY?

When any amount is placed under an Income Payment option on the Annuity Commencement Date, we may deduct from that amount any state premium tax that we are, or were, required to pay. We may also deduct any state premium tax that we are, or were, required to pay when this policy is surrendered for its Accumulation Value.

                             SECTION SIX - TRANSFERS

6.1 CAN TRANSFERS BE MADE BETWEEN INVESTMENT DIVISIONS?

Yes. Transfers of the Variable Accumulation Value may be made between Investment Divisions.

6.2 CAN TRANSFERS BE MADE FROM THE INVESTMENT DIVISIONS TO THE FIXED ACCOUNT?

No. Transfers of the Variable Accumulation Value may not be made from the Investment Divisions to the Fixed Account.

6.3 CAN TRANSFERS BE MADE FROM THE FIXED ACCOUNT TO THE INVESTMENT DIVISIONS?

Yes. You may make transfers from the Fixed Account to the Investment Divisions subject to certain limitations as described on the Policy Data Page.

6.4 HOW DO YOU MAKE TRANSFERS?

Prior to 30 days before the Annuity Commencement Date, you may send us your transfer request. Each transfer must be for an amount not less than that shown on the Policy Data Page. A minimum amount, as shown on the Policy Data Page, must remain in the Investment Division or Fixed Account after a transfer. If after a transfer, the Variable Accumulation Value or Fixed Account Accumulation Value would fall below the minimum, we have the right to include that amount as part of the transfer. The remaining amount will be allocated in the same proportion as the transfer request.

In addition, transfers may be made on an automatic basis in accordance with your instructions.

Traditional Dollar Cost Averaging Option Under this option, you may specify a dollar amount to be transferred from any Investment Division to any combination of Investment Divisions. We will automatically transfer the specific dollar amount or the amount as subsequently changed by you in accordance with your instructions.

In order to elect this option the Variable Accumulation Value must be equal to or greater than the minimum value shown on the Policy Data Page. The minimum amount that must be transferred to or from an Investment Division is shown on the Policy Data Page. NYLIAC reserves the right to cancel this option if the Variable Accumulation Value is less than the minimum amount required to elect this option.

Transfers under the Traditional Dollar Cost Averaging Option are not available with the Fixed Account.

Automatic Asset Reallocation Option

Under this option, you may specify that a percentage of the Variable Accumulation Value be allocated to each Investment Division at a pre-set level. If you elect this reallocation option, we will automatically transfer your Variable Accumulation Value between Investment Divisions so that it reflects the percentages you specify or as subsequently changed by you in accordance with your instructions. In order to elect this option, the Variable Accumulation Value must be equal to or greater than the minimum value shown on the Policy Data Page. The minimum amount that must be allocated among the Investment Divisions under this option is shown on the Policy Data Page. NYLIAC reserves the right to cancel this option if the Variable Accumulation Value is less than the minimum amount required to elect this option.

You may not elect the Traditional Dollar Cost Averaging and Automatic Asset Reallocation options at the same time.

Transfers under the Automatic Asset Reallocation option are not available with the Fixed Account.

Interest Sweep Option

You may request transfers, from the Fixed Account to any combination of Investment Divisions, of interest earned on Premium Payments and Premium Credits allocated to the Fixed Account. If you elect this option, we will automatically transfer the interest from the Fixed Account to the Investment Divisions you specify or as subsequently changed by you in accordance with your instructions.

In order to elect this option, the Fixed Account Accumulation Value must be equal to or greater than the minimum value as shown on the Policy Data Page. NYLIAC reserves the right to cancel this option if the Fixed Account Accumulation Value is less than the minimum amount required to elect this option.

The Interest Sweep option may be requested in addition to the Traditional Dollar Cost Averaging option, the Automatic Asset Reallocation option, or the DCA Advantage Account.

If you elect the Interest Sweep option, transfers of the interest will be made from the Fixed Account in the following sequence: first from the interest credited to the Fixed Account Accumulation Value attributed to the initial Premium Payment and Premium Credit, then from the interest credited to the Fixed Account Accumulation Value attributed to subsequent Premium Payments and Premium Credits in the order received.

Transfers under the Interest Sweep Option are subject to certain limitations described on the Policy Data Page.

You may cancel the Traditional Dollar Cost Averaging option, the Automatic Asset Reallocation option, or the Interest Sweep option at any time.

6.5 CAN TRANSFERS BE MADE INTO THE DCA ADVANTAGE ACCOUNT?

No. Transfers may not be made into the DCA Advantage Account.

6.6 HOW DO YOU TRANSFER THE DCA ADVANTAGE ACCOUNT ACCUMULATION VALUE TO THE INVESTMENT DIVISIONS?

At the time you elect the DCA Advantage Account, or as subsequently changed by you before the expiration date, you must tell us into which Investment Division(s) you want the DCA Advantage Account Accumulation Value transferred. We will automatically transfer amounts from your DCA Advantage Account into the Investment Division(s) in proportional periodic amounts in accordance with your instructions.

In addition, you may make transfers from the DCA Advantage Account to the Investment Divisions at any time. The transfers will not interrupt the automatic transfers from the DCA Advantage Account. Transfers will be made from the DCA Advantage Account in the following sequence: first from the DCA Advantage Account Accumulation Value attributed to the initial Premium Payment and Premium Credit, then from the DCA Advantage Account Accumulation Value attributed to subsequent allocations in the order received.

The DCA Advantage Account Accumulation Value may not be transferred to the Fixed Account.

The amount held in the DCA Advantage Account will be completely transferred out of the DCA Advantage Account by the specified expiration date of that Account. In no event may the expiration date of the DCA Advantage Account extend beyond your Annuity Commencement Date.

The DCA Advantage Account may be requested in addition to the Traditional Dollar Cost Averaging option or the Automatic Asset Reallocation option.

6.7 ARE THERE LIMITS ON WHAT YOU MAY TRANSFER?

We reserve the right to apply a charge for transfers as shown on the Policy Data Page.

Any transfer made on an automatic basis with the Traditional Dollar Cost Averaging, Automatic Asset Reallocation and Interest Sweep Options, will not be counted for purposes of determining the maximum number of transfers as specified on the Policy Data Page.

We reserve the right to limit the amount, which may be transferred to any one Investment Division.

Your right to make transfers under this policy is subject to modification if we determine, in our sole discretion, that the exercise of that right will disadvantage or potentially hurt the rights or interest of other policyowners. Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right, which is considered to be to the actual or potential disadvantage of other policyowners.

              SECTION SEVEN - PREMIUM CREDIT AND ACCUMULATION VALUE

7.1 WHAT IS THE PREMIUM CREDIT AND HOW IS IT ALLOCATED?

The Premium Credit is an additional crediting to this policy's Accumulation Value. Premium Credits are not Premium Payments. The amount credited is a percentage (the "Premium Credit Rate") of each Premium Payment received and it is applied to this policy's Accumulation Value concurrent with the Premium Payment received. The Premium Credit Rate will be set in advance at least once a year. The Premium Credit Rate will never be less than the Minimum Guaranteed Premium Credit Rate shown on the Policy Data Page. The Premium Credit is allocated to the Allocation Alternative(s) and/or to the DCA Advantage Account in the same percentages as the Premium Payment. The Premium Credit Rate applicable to the initial Premium Payment is shown on the Policy Data Page. Subsequent Premium Payments will receive the Premium Credit Rate in effect at the time the Premium Payment is received.

7.2 CAN THE PREMIUM CREDIT BE DEDUCTED FROM THE ACCUMULATION VALUE?

The Premium Credit may be deducted from your policy's Accumulation Value if you elect to return your policy under the terms of the Right to Return Policy provision on the face page of this policy. We will also deduct any Premium Credit(s) credited within the immediately preceding twelve (12) months of the date of death. The amount deducted will be an amount equal to the Premium Credit(s) credited to your policy without regard to the Premium Credit's current value.

7.3 HOW IS THE ACCUMULATION VALUE CALCULATED?

On any day, at or before the Annuity Commencement Date, the Accumulation Value of this policy is equal to:

a) the Fixed Account Accumulation Value, which is: the sum of Premium Payments allocated to the Fixed Account, plus any Premium Credits and interest credited on those Premium Payments and Premium Credits, less transfers and any Partial Withdrawals from the Fixed Account, and less any Surrender Charges, Service Charges and rider charges that may have already been assessed from the Fixed Account, plus

b) the Variable Accumulation Value, which is: the sum of the products of the current Accumulation Unit's value for each of the Investment Divisions multiplied by the number of Accumulation Units held in the respective Investment Divisions, plus

c) the DCA Advantage Account Accumulation Value, which is: the sum of Premium Payments allocated to the DCA Advantage Account, plus any Premium Credits and interest credited on those Premium Payments and Premium Credits, less transfers and any Partial Withdrawals from the DCA Advantage Account, and less any Surrender Charges, Service Charges and rider charges that may have already been assessed from the DCA Advantage Account.

The Fixed Account Accumulation Value, the DCA Advantage Account Accumulation Value and death benefits that are available under this policy are not less than the minimum benefits required by law.

The instances in which Surrender Charges will be assessed, and the amount of those charges are explained in Section Five herein. When you ask us, we will tell you how much Accumulation Value there is in your policy.

                        SECTION EIGHT - SEPARATE ACCOUNT

8.1 HOW IS THE SEPARATE ACCOUNT ESTABLISHED AND MAINTAINED?

We have established and maintained the Separate Account under the laws of the State of Delaware. Any realized or unrealized income, net gains, and losses from the assets of the Separate Account are credited or charged to it without regard to our other income.

8.2 HOW ARE THE SEPARATE ACCOUNT ASSETS INVESTED?

The Separate Account invests its assets in shares of the Eligible Portfolios of the Fund. Fund shares are purchased, redeemed, and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to add or remove any Investment Division of the Separate Account.

8.3 TO WHOM DO THE ASSETS IN THE SEPARATE ACCOUNT BELONG?

The assets in the Separate Account are our property. The Separate Account assets equal the reserves and other policy liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right, when not prohibited by the laws of the state in which this policy is issued, to transfer assets of an Investment Division, in excess of the reserves and other policy liabilities with respect to that Investment Division, to another Investment Division or to our General Account.

8.4 HOW WILL THE ASSETS OF THE SEPARATE ACCOUNT BE VALUED?

We will determine the value of the assets for the Separate Account on each Business Day. The assets of the Separate Account will be valued at fair market value, as determined in accordance with a method of valuation that we establish in good faith. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual Business Day), or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer transfers among the Allocation Alternatives.

8.5 CAN WE TRANSFER ASSETS OF THE SEPARATE ACCOUNT TO ANOTHER SEPARATE ACCOUNT?

Yes. We reserve the right, when not prohibited by the laws of the state in which this policy is issued, to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another Separate Account. If this type of transfer is made, the term "Separate Account" as used in this policy, will then mean the Separate Account to which the assets were transferred.

8.6 WHAT OTHER RIGHTS DO WE HAVE?

We also reserve the right, when not prohibited by the laws of the state in which this policy is issued, to:

a) manage the Separate Account under the direction of a committee at any time,

b) de-register the Separate Account under the Investment Company Act of 1940,

c) combine the Separate Account with one or more other Separate Accounts, and

d) restrict or eliminate any of the voting rights of Owners or other persons who have voting rights as to the Separate Account as permitted by law.

8.7 CAN A CHANGE IN THE OBJECTIVE OF THE FUND BE MADE?

Yes. When required by law or regulation, an objective of the Fund can be changed. The objective of the Fund will not be changed unless approved by the appropriate insurance official of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the request to obtain such approval will be filed with the insurance official of the state or the district in which this policy is issued.

8.8 IF THE ASSETS IN THE SEPARATE ACCOUNT BELONG TO US, WHAT DO YOUR PREMIUM PAYMENTS PURCHASE?

Your Premium Payments and Premium Credits that are allocated or transferred to the Investment Divisions will be applied to purchase Accumulation Units in those Investment Divisions.

8.9 HOW IS THE NUMBER OF ACCUMULATION UNITS DETERMINED?

That portion of each Premium Payment and Premium Credit allocated or transferred to a designated Investment Division of the Separate Account is credited to this policy in the form of Accumulation Units. The number of Accumulation Units credited to this policy is determined by dividing the amount allocated or transferred to each Investment Division by the Accumulation Unit value for that Investment Division for the Valuation Period during which the Premium Payment, Premium Credit, or transfer request and all required documentation is received.

That portion of each Partial Withdrawal, Surrender Charge, Policy Service Charge, additional fees and charges or transfer that is made from a designated Investment Division of the Separate Account is deducted from this policy in the form of Accumulation Units. The number of Accumulation Units deducted from this policy is determined by dividing the amount withdrawn or transferred from each Investment Division by the Accumulation Units' value for that Investment Division for the Valuation Period.

The value of an Accumulation Unit will vary in accordance with the investment experience of the Eligible Portfolios in which the Investment Divisions invest. The number of Accumulation Units in a policy will not, however, change as a result of any fluctuations in the value of an Accumulation Unit.

8.10 HOW IS THE VALUE OF AN ACCUMULATION UNIT DETERMINED?

The value of an Accumulation Unit on any Business Day is determined by multiplying the value of that unit on the immediately preceding Business Day by the net investment factor for the Valuation Period. The net investment factor for this policy used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the Valuation Period is determined by dividing (a) by (b) where:

a) is the sum of:

   1) the net asset value of a Fund share held in the Separate Account for that Investment Division determined at the end of the current Valuation Period, plus

   2) the per share amount of any dividend or capital gain distributions made by the Fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the Valuation Period.

b) is the net asset value of a Fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding Valuation Period.

The net investment factor may be greater or less than one. Therefore, the Accumulation Unit value may increase or decrease.

The net asset value of a Fund share held in the Separate Account reflects a fee paid to an investment advisor for investment advisory services provided.

Mortality and Expense Risk and Administrative Costs Charges will not affect the value of an Accumulation Unit.

                          SECTION NINE - FIXED ACCOUNT

9.1 HOW ARE THE FIXED ACCOUNT ASSETS INVESTED?

Premium Payments and any Premium Credits allocated to the Fixed Account and interest earned thereon are held in NYLIAC's General Account. NYLIAC invests the assets of the General Account in accordance with applicable law governing the investments of insurance company General Accounts. NYLIAC's General Account assets are all of its assets other than those allocated to the Separate Account. NYLIAC's General Account assets support all of its liabilities except Separate Account liabilities.

9.2 HOW IS THE FIXED ACCOUNT VALUED?

Premium Payments and any Premium Credits allocated to the Fixed Account are credited with interest at an interest rate we set from time to time. We will set an interest rate in advance at least once each year. We credit interest on a daily basis. The rate credited will never be less than the Minimum Guaranteed Fixed Account Interest Rate described on the Policy Data Page.

All Premium Payments and Premium Credits allocated to the Fixed Account and interest earned thereon will receive the rate declared for that period for one
(1) year. Thereafter, the rate applicable to those amounts will change on the anniversary of each Premium Payment allocated to the Fixed Account. The new rate will be the rate that we declare, and that is in effect on the anniversary of the Premium Payment to the Fixed Account.

The amount in the Fixed Account is equal to the sum of Premium Payments allocated to the Fixed Account, plus any Premium Credits and interest credited on those Premium Payments and Premium Credits, less transfers and any Partial Withdrawals from the Fixed Account, and less any Surrender Charges, Service Charges and rider charges that may have already been assessed from the Fixed Account.

9.3 MAY THE CORPORATION LIMIT OR REFUSE PREMIUM PAYMENTS TO THE FIXED ACCOUNT?

Yes. We reserve the right to limit or refuse allocation of Premium Payments and any Premium Credits to the Fixed Account.

                       SECTION TEN - DCA ADVANTAGE ACCOUNT

10.1 HOW ARE THE DCA ADVANTAGE ACCOUNT ASSETS INVESTED?

Premium Payments and any Premium Credits allocated to the DCA Advantage Account are held in NYLIAC's General Account. NYLIAC invests the assets of the General Account in accordance with applicable law governing the investments of insurance company General Accounts. NYLIAC's General Account assets are all of its assets other than those allocated to the Separate Account. NYLIAC's General Account assets support all of its liabilities except Separate Account liabilities.

10.2 HOW IS THE DCA ADVANTAGE ACCOUNT VALUED?

Under the DCA Advantage Account, we will set interest rates in advance at least annually for each date on which Premium Payments may be received for allocation to the DCA Advantage Account. We credit interest on a daily basis. The rate credited will never be less than the Minimum Guaranteed DCA Interest Rate described on the Policy Data Page. The amount held with respect to the DCA Advantage Account is equal to the initial and any subsequent Premium Payments allocated into the DCA Advantage Account, plus any Premium Credits and interest credited at the rate specified for such Premium Payments and Premium Credits, less transfers and any Partial Withdrawals from the DCA Advantage Account, and less any Surrender Charges, Policy Service Charges and rider charges that may have already been assessed from the DCA Advantage Account.

The minimum Premium Payment that may be allocated to the DCA Advantage Account is shown on the Policy Data Page. Premium Payments and any Premium Credits allocated to the DCA Advantage Account will receive the applicable interest rate as of the Payment Date. Interest rates for subsequent Premium Payments and any Premium Credits allocated to the DCA Advantage Account may be different from the rate applied to the initial Premium Payment and Premium Credit.

                       SECTION ELEVEN - GENERAL PROVISIONS

11.1 WHAT CONSTITUTES THE ENTIRE CONTRACT?

This entire contract consists of this policy, any attached riders, endorsements, and a copy of the application, if attached. Only our Chairman, President, Secretary, or one of our Executive Officers may change the policy, when not prohibited by the laws of the state in which this policy is issued, and then only in writing. No change will be made in the contract unless you agree. No Registered Representative is authorized to change this contract or waive any provisions of this contract.

11.2 HOW IMPORTANT IS THE INFORMATION YOU PROVIDE FOR THIS POLICY?

In issuing this policy, we have relied on the information you provided. If you signed an application for this policy, we have relied on the statements made on the application in issuing this policy. In the absence of fraud, all such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them.

11.3 WILL WE BE ABLE TO CONTEST THIS POLICY?

After the issuance of this policy, during the lifetime of the Annuitant, no statement made in connection with this policy, any attached riders or endorsements, will be used by us to contest this policy unless it is within two years from the earlier of the Issue Date or Policy Date and that statement is a material misrepresentation.

11.4 HOW ARE THE DATES REFERRED TO IN THIS POLICY MEASURED?

Policy Years, months, and anniversaries are measured from the Policy Date, except where otherwise specified.

11.5 HOW IS A PERSON'S AGE CALCULATED FOR THE PURPOSE OF THIS POLICY?

In this policy when we refer to a person's Age on any date, we mean his or her Age attained at his or her last birthday.

11.6 WHAT HAPPENS IF IN THIS POLICY WE REFER TO A PERSON'S AGE OR SEX
INCORRECTLY?

If a date on the Policy Data Page is based on an Age that is not correct, we may change the date to reflect the correct Age. If the Age or sex of the Annuitant shown on the Policy Data Page is not correct as stated, any amount payable under this policy will be what would have been purchased at the correct Age and sex. If payments were made based on an incorrect Age or sex, we will increase or reduce a later payment or payments to adjust for the error. Any adjustment will include interest, at three and one-half percent (3.5%) per year, from the date of the wrong payment to the date the adjustment is made.

11.7 MAY YOU ASSIGN OR TRANSFER YOUR POLICY?

While the Annuitant is alive, you may assign this policy (non-Qualified Plan policies only) or any interest in it. If you do this, your interest, and the interest of any revocable Beneficiary, is subject to that of the assignee. As Owner, you still have the rights of Ownership that have not been assigned.

11.8 HOW DO YOU ASSIGN THIS POLICY?

You must provide us with a copy of the assignment. We are not responsible for the validity of any assignment. When we record an assignment, it will take effect as of the Business Day we receive your signed notice, subject to any payment previously made by us or any other action we took before recording the assignment.

11.9 MAY THE ASSIGNEE CHANGE THE OWNER, ANNUITANT, OR BENEFICIARY?

No. The assignee cannot change the Owner, Annuitant, or Beneficiary. The assignee also may not elect an alternative payment option. Any amount payable to the assignee will be made in a single sum.

11.10 ARE THE PAYMENTS MADE UNDER THE TERMS OF THIS POLICY PROTECTED AGAINST CREDITORS?

Payments we make under this policy are to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

11.11 HOW SHOULD PREMIUM PAYMENTS FOR THIS POLICY BE MADE?

Any Premium Payments made to us by check or money order must be payable to New York Life Insurance and Annuity Corporation or NYLIAC. When asked, we will give a countersigned receipt, also signed by our President or Secretary, for any Premium Payment made to us.

11.12 HOW IS GUARANTEED INTEREST CALCULATED FOR THIS POLICY?

The guaranteed Fixed Account Accumulation Value and DCA Advantage Account Accumulation Value referred to in this policy are based on interest credited at an annual effective rate. This guaranteed rate is described on the Policy Data Page. Each value is at least as much as the value the law requires.

11.13 IS THIS POLICY SUBJECT TO ANY LAW?

Yes. This policy is subject to all laws that apply. Benefits available under this policy are not less than those required by any regulation or statute of the state for which this policy is issued.

11.14 ARE THERE ANY DIVIDENDS PAYABLE UNDER THIS POLICY?

No. This is a non-participating policy. Therefore, no dividends are payable.

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

Home Office - Newark, Delaware

Executive Office - 51 Madison Avenue New York, NY 10010

A Stock Company Incorporated in Delaware.

FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

Monthly Income Payments Begin On The Annuity Commencement Date. Premiums May Be Paid While You Or The Annuitant Are Living, As Defined In This Policy.

THE ACCUMULATION VALUE MAY INCREASE OR DECREASE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.

ACCUMULATION VALUES BASED ON THE PERFORMANCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

This Policy Is Non-Participating.

                                  SPECIMEN COPY

                           READ THIS POLICY CAREFULLY

      NOTE: THIS IS A LEGAL CONTRACT BETWEEN THE OWNER AND THE CORPORATION.

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

HOME OFFICE - NEWARK, DELAWARE              EXECUTIVE OFFICE - 51 MADISON AVENUE
                                                              NEW YORK, NY 10010

                                POLICY DATA PAGE

ANNUITANT             --     JOHN DOE                   AGE: 55       MALE
POLICY NUMBER         --     00 000 000
POLICY DATE           --     NOVEMBER 1, 2004
OWNER                 --     THE ANNUITANT

PLAN                  --     NON-QUALIFIED

ALLOCATION ALTERNATIVES AVAILABLE
(See Next Page)

DOLLAR COST AVERAGING (DCA) ADVANTAGE ACCOUNT AVAILABLE:
6-Month DCA Advantage Account

PREMIUM PAYMENT:
Initial Premium Payment:          $5,000
Initial Premium Payment Date:     November 1, 2004

INTEREST RATE:
Minimum Guaranteed DCA Advantage Account Interest Rate:       1.50%
Minimum Guaranteed Fixed Account Interest Rate:               1.50%

PREMIUM CREDIT RATE:
Current Premium Credit Rate:                                  3.00%
Minimum Guaranteed Premium Credit Rate:                       2.00% of Initial Premium Payment

ANNUITY COMMENCEMENT DATE:                                    November 1, 2029

SURRENDER CHARGE SCHEDULE:

PAYMENT YEAR      PERCENTAGE     PAYMENT YEAR    PERCENTAGE
     1                8%               6             5%
     2                8%               7             4%
     3                8%               8             3%
     4                7%               9             3%
     5                6%               10            3%
                                       11+           0%

DATE OF ISSUE: November 5, 2004

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                                POLICY DATA PAGE
                                (Page 2 Cont'd.)

                             ALLOCATION ALTERNATIVES

INVESTMENT DIVISIONS

MainStay VP American Century Income & Growth -           MainStay VP Total Return - Svc Cls
 Svc Cls                                                 MainStay VP Value - Svc Cls
MainStay VP Bond - Svc Cls                               Alger American Small Capitalization - Class S Shares
MainStay VP Capital Appreciation - Svc Cls               Calvert Social Balanced
MainStay VP Cash Management                              Colonial Small Cap Value Fund - Class B
MainStay VP Common Stock - Svc Cls                       Dreyfus IP Technology Growth - Svc Shares
MainStay VP Convertible - Svc Cls                        Fidelity VIP Contrafund - Svc Cls 2
MainStay VP Dreyfus Large Company Value -                Fidelity VIP Equity-Income - Svc Cls 2
 Svc Cls                                                 Fidelity VIP Mid Cap - Service Class 2
MainStay VP Eagle Asset Management Growth                Janus Aspen Series Balanced - Svc Shares
Equity - Svc Cls                                         Janus Aspen Series Worldwide Growth - Svc Shares
MainStay VP Government - Svc Cls                         MFS Investors Trust Series - Svc Cls
MainStay VP High Yield Corporate Bond - Svc Cls          MFS Research Series - Svc Cls
MainStay VP International Equity - Svc Cls               MFS Utilities Series - Svc Cls
MainStay VP Lord Abbett Developing Growth -              NB AMT Mid Cap Growth - Class S
 Svc Cls                                                 T. Rowe Price Equity Income Portfolio - II
MainStay VP Mid-Cap Core - Svc Cls                       Van Eck Worldwide Hard Assets
MainStay VP Mid-Cap Growth - Svc Cls                     Van Kampen UIF Emerging Markets Equity - Class II
MainStay VP Mid-Cap Value - Svc Cls                      Victory VIF Diversified Stock - Class A
MainStay VP S&P 500 Index - Svc Cls
MainStay VP Small-Cap Growth - Svc Cls                   FIXED ACCOUNT
                                                         1-Year Fixed Account

DATE OF ISSUE: November 5, 2004

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                                POLICY DATA PAGE
                                (Page 2 Cont'd.)

MINIMUMS:

Additional Premium Payment:                                                                           $5,000

Aggregate Premium Payment amount subject to NYLIAC approval:                                          $1,000,000

Partial Withdrawal amount:                                                                            $500

Accumulation Value after a Partial Withdrawal:                                                        $2,000

Amount of the Premium Payment that can be allocated to an Allocation Alternative:                     $25

Transfer amount among Investment Divisions:                                                           $25

Transfer amount from the Fixed Account:                                                               No Minimum

Balance that must be maintained in an Investment Division or the Fixed Account after a transfer:      $500

Traditional Dollar Cost Averaging Option transfer amount:                                             $100

Variable Accumulation Value required to elect the Traditional Dollar Cost Averaging Option:           $2,500

Automatic Asset Reallocation Option transfer amount:                                                  No Minimum

Variable Accumulation Value required to elect the Automatic Asset Reallocation Option:                $2,500

Interest Sweep Option transfer amount:                                                                No Minimum

Fixed Account Accumulation Value required to elect the Interest Sweep Option:                         $2,500

Amount of the Premium Payment that can be allocated to the DCA Advantage Account:                     $5,000

MAXIMUMS:
Charge for each transfer made to or from an Investment Division and/or from the Fixed Account
after the first twelve (12) transfers in a Policy Year:                                               $30

Age for which additional Premium Payments may be made:                                                80

The sum of all transfers from the Fixed Account, including the Interest Sweep Option transfers, in a Policy Year may not be greater than 20% of the Fixed Account Accumulation Value as of the beginning of each Policy Year.

POLICY SERVICE CHARGE: The sum of $30 may be deducted from the Accumulation Value on each Policy Anniversary and on the date the policy is surrendered. However, this fee is waived if, on the Policy Anniversary or on the date of surrender, the Accumulation Value is $100,000 or greater. The policy service charge is deducted from each Allocation Alternative and the DCA Advantage Account in proportion to its percentage of the Accumulation Value on the Policy Anniversary and on the date of surrender.

MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE COSTS CHARGE: A charge, equal on an annual basis to 1.90% of the Premium Payment(s) allocated to the Investment Divisions and the DCA Advantage Account and of the Premium Payment(s) transferred from the Fixed Account to the Investment Divisions, will be deducted from the Variable Accumulation Value each policy quarter and on the date the policy is surrendered or upon payment of any death benefit proceeds. If premiums paid into the policy are reduced by withdrawals and applicable surrender charges, this charge is applied based only on the remaining premiums paid into the Investment Divisions and in the DCA Advantage Account and on the Premium Payment(s) transferred from the Fixed Account to the Investment Divisions. This charge will be deducted from each Investment Division on a pro-rata basis.

DATE OF ISSUE: November 5, 2004

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                                POLICY DATA PAGE
                                (Page 2 Cont'd.)

RIDERS:

ENHANCED DEATH BENEFIT:
Maximum Enhanced Beneficiary Benefit Rate:      100% of Adjusted Premium Payment
Guaranteed Enhanced Beneficiary Benefit Rate:   50% of Gain

INVESTMENT PROTECTION PLAN:
The earliest date you are eligible to exercise this rider is on the tenth (10th) Policy Anniversary.

ANNUAL DEATH BENEFIT RESET:
This rider provides for a potentially increased death benefit with annual determination of RESET VALUE on each RESET ANNIVERSARY.

             PLEASE SEE ATTACHED RIDER(S) TO THIS POLICY FOR DETAILS

DATE OF ISSUE: November 5, 2004

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